UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 3, 2009

MESA ENERGY HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-149338	98-0506246
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

5220 Spring Valley Road
Suite 525
Dallas, TX  75254
(Address of principal executive offices, including zip code)

(972) 490-9595
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On August 31, 2009, we conducted an initial closing of our a private placement (the “2009 Private Placement”) of $500,000 aggregate principal amount of 10% two year Secured Convertible Promissory Notes (the “Convertible Notes”), at a purchase price of 100%, which, at the option of the holder, are convertible into shares of our common stock at a conversion price of $0.25 per share, subject to adjustment in certain circumstances as provided in the Convertible Notes. We did not pay a placement fee in connection with this initial closing.

We conducted additional closings (the “Additional Closings”) of the 2009 Private Placement on October 19, 2009, for $250,000, on November 3, 2009, for $250,000, on November 11, 2009, for $100,000, and on November 13, 2009, for $100,000, for an aggregate principal amount (including the initial closing) of $1,200,000.  We paid a one percent (1%) placement agent fee to a registered broker-dealer in connection with the sale of Convertible Notes in the Additional Closings.

On November 6, 2009, a private investor holding a 12% convertible note in the principal amount of $250,000 of our wholly owned subsidiary, Mesa Energy, Inc., exchanged that note for Convertible Notes in the principal amount of $250,000 under the terms of the 2009 Private Placement.  We did not pay a placement fee in connection with this exchange.

Securities sold under the 2009 Private Placement were exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemptions provided by Regulation D and/or Regulation S promulgated by the SEC under the Securities Act. Securities under the 2009 Private Placement have been offered and sold only to “accredited investors,” as defined in Regulation D, and/or “non-US persons,” as defined under Regulation S.

For additional information about the 2009 Private Placement and the terms of the Convertible Notes, see the section titled “Description of Securities” in Item 2.01 and Item 3.02 in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mesa Energy Holdings, Inc.

Dated: November 17, 2009	By:	/s/ Randy M. Griffin
Name: Randy M. Griffin
Title: Chief Executive Officer